Exhibit 2.1

PLAN OF CONTINUATION AND DOMESTICATION

This Plan of Continuation and Domestication (this “Plan of Domestication”) is adopted by GENOMEDX BIOSCIENCES INC., a British Columbia corporation ( “GenomeDx Canada”) as of July 10, 2018, in connection with the planned continuation of GenomeDx Canada and domestication of GenomeDx Canada as GENOMEDX INC., a Delaware corporation ( “GenomeDx Delaware”), pursuant to Section 308 of the British Columbia Business Corporations Act (the “BCBCA”) and Section 388 of the Delaware General Corporation Law (the “DGCL”).

BACKGROUND

A.    GenomeDx Canada was formed on December 16, 2008 by the filing of the Notice of Articles and the Articles with the BC Registry Services of the Province of British Columbia.

B.    The Board of Directors of GenomeDx Canada (the “Company Board”) has determined it to be in the best interests of GenomeDx Canada and its shareholders (the “Shareholders”) to continue GenomeDx Canada’s jurisdiction of incorporation from the province of British Columbia (the “Continuation”) under Section 308 of the BCBCA and domesticate to the State of Delaware under Section 388 of the DGCL (the “Domestication”).

C.    The requisite Shareholders of GenomeDx Canada (the “Requisite Shareholders”) have approved the Continuation and the Domestication in accordance with the requirements of the BCBCA and the DGCL, pursuant to resolutions adopted at a meeting of Shareholders on July 9, 2018.

NOW, THEREFORE, GenomeDx Canada adopts and approves the following:

1.    Terms and Conditions of Domestication.

(a)    The Domestication shall become effective upon the filing of (i) a Certificate of Domestication, in substantially the form attached hereto as EXHIBIT A, with the Secretary of State of the State of Delaware, and (ii) a Certificate of Incorporation, in substantially the form attached hereto as EXHIBIT B (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware (the “Effective Time”). Prior to the forgoing filings, the Company Board shall have applied for approval from the Registrar of Companies appointed under the BCBCA for authorization to continue GenomeDx Canada out of British Columbia and into the State of Delaware under the DGCL.

(b)    The outstanding shares of capital stock of GenomeDx Canada shall automatically convert into shares of capital stock of GenomeDx Delaware (the “Shares”) in accordance with Section 4 below, having the rights, preferences and privileges set forth in the Certificate of Incorporation.

(c)    For U.S. federal income tax purposes, the Domestication is intended to constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”). GenomeDx Canada and GenomeDx Delaware adopt this Plan of Domestication as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Code.

2.    Certificate of Incorporation; Bylaws. Upon the Effective Time, the Certificate of Incorporation of GenomeDx Delaware as filed with the Secretary of State of the State of Delaware at the Effective Time, and the Bylaws of GenomeDx Delaware, in substantially the form attached hereto as EXHIBIT C (the “Bylaws”), shall be the governing documents of GenomeDx Delaware.

3.    Directors. The initial directors of GenomeDx Delaware shall be the same directors serving on the Company Board as of immediately prior to the Effective Time.

4.    Ownership Interests.

(a)    Conversion of Capital Stock. The outstanding shares of capital stock of GenomeDx Canada shall be converted into Shares with the rights, privileges and preferences set forth in the Certificate of Incorporation, as follows:

(i)    Class A Common Shares. Upon the Effective Time, each Class A Common Share of GenomeDx Canada issued and outstanding immediately prior to the Effective Time shall be converted automatically into one (1) share of Common Stock, par value $0.0001 per share, of GenomeDx Delaware (the “Common Stock”).

(ii)    Class A Preferred Shares. Upon the Effective Time, each Class A Preferred Share of GenomeDx Canada issued and outstanding immediately prior to the Effective Time shall be converted automatically into one (1) share of Series A Preferred Stock, par value $0.0001 per share, of GenomeDx Delaware (the “Series A Preferred”).

(iii)    Class B Preferred Shares. Upon the Effective Time, each Class B Preferred Share of GenomeDx Canada issued and outstanding immediately prior to the Effective Time shall be converted automatically into one (1) share of Series B Preferred Stock, par value $0.0001 per share, of GenomeDx Delaware (the “Series B Preferred”).

(iv)    Class C Preferred Shares. Upon the Effective Time, each Class C Preferred Share of GenomeDx Canada issued and outstanding immediately prior to the Effective Time shall be converted automatically into one (1) share of Series C Preferred Stock, par value $0.0001 per share, of GenomeDx Delaware (the “Series C Preferred”).

(v)    Class D Preferred Shares. Upon the Effective Time, each Class D Preferred Share of GenomeDx Canada issued and outstanding immediately prior to the Effective Time shall be converted automatically into one (1) share of Series D Preferred Stock, par value $0.0001 per share, of GenomeDx Delaware (the “Series D Preferred”).

(vi)    Class D Prime Preferred Shares. Upon the Effective Time, each Class D Prime Preferred Share of GenomeDx Canada issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of Series D Prime Preferred Stock, par value $0.0001 per share, of GenomeDx Delaware (the “Series D Prime Preferred”).

(b)    Options and Warrants. All options, warrants and other convertible securities of GenomeDx Canada issued and outstanding immediately prior to the Effective Time shall, upon the Effective Time, become exercisable or convertible for shares of capital stock of GenomeDx Delaware in accordance with the terms of such options, warrants or other convertible securities.

(c)    Legends. Promptly following the Effective Time, GenomeDx Delaware will issue certificates representing the Common Stock, Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series D Prime Preferred, as applicable, to the Shareholders in their capacity as stockholders of GenomeDx Delaware, which certificates shall be stamped or otherwise imprinted with legends substantially in the following form (in addition to any other legends required by any agreement, the Certificate of Incorporation, the Bylaws, or any other agreement between GenomeDx Delaware and its stockholders or by applicable law):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.”

5.    Effect of Domestication. Upon the Effective Time, GenomeDx Delaware shall, for all purposes of the DGCL, be deemed to be the same entity as GenomeDx Canada. In accordance with Section 388 of the DGCL, upon the Effective Time all of the rights, privileges and powers of GenomeDx Canada, and all property (real, personal and mixed) and all debts due to GenomeDx Canada, as well as all other things and causes of action belonging to GenomeDx Canada, shall remain vested in GenomeDx Delaware (and also in GenomeDx Canada if and for so long as GenomeDx Canada continues its existence in British Columbia, Canada) and shall be the property of GenomeDx Delaware (and also of GenomeDx Canada if and for so long as GenomeDx Canada continues its existence in British Columbia, Canada), and the title to any real property vested by deed or otherwise in GenomeDx Canada shall not revert or be in any way impaired by reason of this title; but all rights of creditors and all liens upon any property of GenomeDx Canada shall be preserved unimpaired, and all debts, liabilities and duties of GenomeDx Canada shall remain attached to GenomeDx Delaware (and also to GenomeDx Canada if and for so long as GenomeDx Canada continues its existence in British Columbia, Canada), and may be enforced against GenomeDx Delaware to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as GenomeDx Delaware. The rights, privileges, powers and interests in property of GenomeDx Canada, as well as the debts, liabilities and duties of GenomeDx Canada, shall not be deemed, as a consequence of the Continuation and the Domestication, to have been transferred to GenomeDx Delaware for any purpose of the laws of the State of Delaware.

6.    Abandonment. This Plan of Domestication may be abandoned by the Company Board at any time prior to the Effective Time, notwithstanding any prior approval and adoption of this Plan of Domestication by the Requisite Shareholders.

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IN WITNESS WHEREOF, the Plan of Continuation and Domestication has been adopted by GenomeDx Canada as of the Effective Date.

GENOMEDX BIOSCIENCES INC.

By:	/s/ Michael Rodriguez
Name:	Michael Rodriguez
Title:	Chief Financial Officer